EXHIBIT 23.2

Independent Registered Public Accounting Firm”s Consent

We consent to the reference to our firm under the caption “Experts” and to the inclusion in the Registration Statement of The 4Less Group, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 14, 2021 with respect to our audit of the consolidated financial statements of The 4Less Group, Inc. and Subsidiaries as of January 31, 2021 and 2020 and for the years then ended.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

August 5, 2021